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                                                                    EXHIBIT 99.1
                                 COMPANY NEWS
                                    ON-CALL

SMARTALK(SM) TO ACQUIRE CONQUEST - STRATEGIC ACQUISITION ADDS 6,000 RETAIL
                                   LOCATIONS

     LOS ANGELES, July 31 /PRNewswire/ -- SMARTALK (SM) Teleservices, Inc. (Nasdaq: SMTK) today announced the signing of a definitive agreement to acquire
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ConQuest Telecommunication Services Corp., a Dublin, Ohio-based developer and marketer of prepaid calling cards and other enhanced telecommunications services, including domestic and international calling services for the tour and travel industry. Through a strategic merger with ConQuest, SMARTALK will add more than 6,000 storefronts to its distribution channel, including Winn-Dixie, Marathon Oil, SuperAmerica, Shoppers Food Warehouse, Pick Kwik Food Stores, Spectrum Stores, Weis Markets, and Emro Marketing, which includes convenience stores and service stations such as Speedway, Starvin' Marvin, United, Bonded, Gastown, Cheker and Wake Up. The combined company will have a retail telecommunications distribution channel with access to approximately 35,000 locations under existing distribution agreements.
     In the tour and travel industry ConQuest provides long-distance and other operator services to franchisees of Holiday Inn, Ramada Inn, Comfort Inns and Days Inns. In addition, ConQuest provides promotional prepaid calling card services to Catalina Marketing Corp. and Thomas & Howard for use in conjunction with interactive promotions directed to supermarkets, chain drug stores and mass merchandisers. ConQuest also provides enhanced call processing services to long-distance carriers, advertisers and resellers, including a major utility company in the United Kingdom. Additionally, ConQuest processes prepaid wireless calls including prepaid cellular.
     "This strategic merger will further strengthen SMARTALK's position as a leader in the manufacturing and distribution of prepaid calling cards. It expands our business by giving us increased presence in supermarkets, convenience stores and service stations. ConQuest's experience in providing operator assisted calling services in the tour and travel industry will add to SMARTALK's ability to maximize it's HFS and Choice Hotel relationships. Also, Conquest's platform will greatly expand our call processing network adding capabilities to immediately deliver prepaid wireless products and services," said Robert H. Lorsch, Chairman and CEO of SMARTALK.
     "This transaction adds significantly to the scale and scope of SMARTALK's customer base, platform operations and management infrastructure," said Erich Spangenberg, President and COO of SMARTALK. "ConQuest had total revenues of $39 million during fiscal year 1996. We anticipate being able to utilize ConQuest's computer telephony capabilities to offer additional value-added telecommunications services to our customers. Through its relationship with a major utility company in the United Kingdom, they will also provide a platform to further SMARTALK's international expansion. This is an ideal strategic move for SMARTALK and it further solidifies SMARTALK's dominance in the prepaid marketplace. The combined strengths of the two companies will further increase SMARTALK's ability to leverage its position with its carriers, card and packaging manufacturers, and other vendors to reduce costs and improve margins."
     In connections with the transaction, SMARTALK will issue approximately 4.8 million shares of its common stock. It is anticipated that this transaction will be accounted for under the purchase method of accounting. The parties currently anticipate the transaction to be completed in the fourth quarter.
     "We are excited about part of the SMARTALK team. The prepaid calling card industry is consolidating and we believe that this transaction represents a tremendous opportunity for our employees, shareholders and other corporate partners," said James Sobwick, President and CEO of ConQuest. "We plan on being a significant contributor to SMARTALK's prepaid business as well as to the technology that will permit the Company to continue offering the
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most advanced and complete set of enhanced services in the business. The compatible network architectures and business strategy of SMARTALK and ConQuest should result in a quick and efficient integration."
     SMARTALK manufactures and distributes prepaid calling cards and other enhanced telecommunications products that are sold at retail and also marketed to advertising and promotional clientele. SMARTALK maintains retail distribution agreements with mass merchandisers, consumer electronics retailers, supermarkets and home office superstores, such as Office Depot, Future Shop, Venture Stores, The Good Guys, Staples, Service Merchandise, Jewel/Osco Combo Stores, Osco Drug, Sav-On Drug, OfficeMax, Dominick's Finer Foods, Eckerd Drug, Food4Less, Ralphs Supermarkets, Spencer Gifts, Bradlees, Marshall Field's, Robinsons-May, and Builders Square, as well as university book stores and convenience stores nationwide. The Company also holds a variety of entertainment licenses for phone cards including Star Wars. SMARTALK also offers specialized value-added phone card and promotional programs, supporting a significant client base including Gillette, Hewlett-Packard, Wells Fargo Bank, Nabisco, Pfizer and Prudential Securities.
     Based in Los Angeles, with additional offices in Boston, Orlando and San Francisco, SMARTALK is a member of the Telecommunications Resellers Association, International Telecard Association and the Consumer Electronics Manufacturer's Association.

     Note: Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to the completion of the proposed transaction; the Company's utilization of ConQuest's existing retail, call center services and call platform services relationships to expand market share; and the Company's ability to successfully integrate ConQuest into its current business. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, risks related to the Company's ability to successfully integrate ConQuest's operations in a timely fashion, ability to maintain existing business and retailer relationships including ConQuest's current business relationships, market acceptance and consumer demand for the Company's products and services, pricing dependence on third-party vendors and the Company's ability to maintain efficient marketing and distribution expenditures with new product lines. Investors are further cautioned that completion of the transaction is subject to, among other conditions, approval of ConQuest shareholders, a SMARTALK shareholder vote or a NASDAQ waiver with regard to the issuance of the stock and receipt of applicable state and federal regulatory consents. This list is not intended to be exhaustive. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's SEC reports, including, but not limited to, its Annual Report on Form 10-K for 1996, and quarterly reports on Form 10-Q.

SOURCE SMARTALK Teleservices, Inc.


CONTACT: Investor Relations: William Kahn, Director, Corporate
Communications, 310-444-8800, ext. 133, or Media Inquires: Steve
Knipstein, Manager, Public Relations, 310-444-8800, ext. 147, both of SMARTALK